Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Platinum Research Organization, Inc., a company existing under the laws of Delaware (“PRO, Inc.” or the “Company”), The Fairmount Company, a District of Columbia corporation (the “Consultant”), and for certain limited purposes, John T. (Corky) Jaeger, Jr. (“Jaeger”)

RECITALS:

The Company desires to employ Consultant as an independent contractor, and Consultant desires to accept such employment, on the terms and conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Jaeger and Consultant agree as follows:

1.             Employment. The Company agrees to retain and does hereby retain Consultant, and Consultant agrees to be retained by the Company on the terms and conditions set forth in this Agreement.

2.             Duties and Responsibilities. Consultant shall have those responsibilities, duties and authorities assigned to it (the “Duties”) by the board of directors of the Company (the “Directors”).  Consultant shall faithfully, industriously and to the best of its ability perform to the satisfaction of the Directors all of the Duties.  Jaeger shall be responsible for the performance of the Duties required of the Consultant as the President, Chief Executive Officer, and Director of the Company, and, except as permitted below, shall devote substantially all of his business time, skill and attention to the business of the Company.  Jaeger shall not, except as provided below, during the term of this Agreement, be actively engaged in any managerial or employment capacity in any other business activity for profit which detracts from his performance of the Consultant’s Duties.  Consultant shall use its best efforts and skills to preserve the business of the Company and the goodwill of its employees and persons having business relations with the Company.  Notwithstanding the foregoing, the Company acknowledges that Jaeger is currently employed on a part time basis by the Consultant to perform services for others.  Jaeger may continue to perform the services he is currently performing for the Consultant, but may not expand the scope of such duties or the time dedicated to the performance of those duties without the written consent of the Company.

3.             Term. The term of this Agreement shall commence as of the effective date of this Agreement, and shall continue for three (3) years from such date, or for such term as extended by mutual agreement of the parties, or until it is otherwise terminated in accordance with this Agreement.

4.             Compensation and Other Benefits.

(a)           Compensation. For the 12 month period commencing upon the effective date of this Agreement and continuing for each of the 12 calendar month thereafter, the Company shall pay Jaeger a salary of $6,250 per month ($75,000 per year) and Consultant  $11,250 per month ($135,000 per year), prorated for lesser periods.  Company will provide a cash bonus plan whereby Jaeger and consultant could earn up to one hundred percent (100%) of their total yearly compensation of $210,000 (i.e. $75,000 plus $135,000) shared 50% to Jaeger and 50% to Consultant based on specific milestones established and agreed to by the Company’s Board of Directors.  The cash compensation paid to Jaeger and Consultant shall be reviewed annually and may be modified by the mutual agreement of Jaeger, Consultant and the Company.  This plan would be established and confirmed by the Board of Directors.

(b)           Business Expenses.  Upon the submission of properly documented expense account reports in accordance with Company policy, the Company shall reimburse Consultant and Jaeger for legitimate business expenses incurred on behalf of the Company in the performance of its Duties, including but not limited to the applicable dues and fees of the Consultant’s corporate membership of the Sports Club and the legal cost to prepare the Stock Option Plan of the Company and this Consulting Agreement.

(c)           The Company shall pay the reasonable expense for Health and Disability insurance for Jaeger.

(d)           Vacation.  Jaeger shall be entitled to take two weeks paid vacation during each calendar year in the term of this Agreement.

(e)           Stock Options.  On or about the effective date of this Agreement, the Company will grant to Consultant an option to acquire a ten percent (10%) percent common stock interest in the Company on a fully diluted basis on the date of grant (the “Substituted Options”).  The Substituted Options will be granted on terms comparable to the terms of the option granted to Consultant on September 26, 2006 to acquire a total option equity interest of ten percent (10%) in Platinum Research Organization, L.P. (the “PRO LP Equity Options”).  The PRO, LP Equity Options will be cancelled upon issuance and grant of the Substituted Options to Consultant.  The Stock options granted to Consultant shall be vested as follows: 1/6 of the stock options shall be vested on the first anniversary of this Agreement; 1/6 of the stock options shall be vested on the second anniversary of this Agreement; 1/6 of the stock options shall be vested on the third anniversary of this Agreement; and ½ of the stock options shall be vested in accordance with performance-based milestones as established and agreed to by the Company’s Board of Directors. The Substituted Options shall be granted under the terms of that certain  Stock Incentive Plan previously adopted by the Company.

5.             Termination.

(a)           Death or Disability. This Agreement shall terminate upon the death or Disability of Jaeger. The phrase “Disability” shall mean Jaeger is unable to perform the Duties properly with the Company, even if reasonable accommodations are made by the Company, on a full-time basis for 60 consecutive days or for 80 days out of 100 consecutive days due to Jaeger’s physical or mental illness as determined (after expiration of either such periods) by a qualified physician.

(b)           Cause. The Company may terminate this Agreement at any time for Cause. The Company shall have “Cause” to terminate this Agreement if during the term of this Agreement Consultant or Jaeger (a) engages in a course of conduct that constitutes gross dereliction of duties and such behavior continues 30 days after the Company has given Consultant or Jaeger the opportunity to cure it, (b) engages in fraudulent activities or engages in gross misconduct which injures, or is reasonably anticipated to injure, the Company or its affiliates, (c) is convicted of, or pleas nolo contendere to, a felony criminal offense punishable by more than one year in prison or an offense involving moral turpitude, in a court of competent jurisdiction, (d) violates any statutory or common law duty of loyalty which results, or is reasonably anticipated to result, in an injury to the Company or any of its subsidiaries or affiliates, or (e) violates a material provision of this Agreement.

(c)           Notice of Termination.  Any termination of employment, other than as a result of Jaeger’s death, shall be communicated by “Notice of Termination” to the other party to this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant’s employment under the provision so indicated.

(d)           Date of Termination. The Date of Termination (herein so called) shall mean (a) if Jaeger’s employment is terminated under this Agreement as a result of Jaeger’s death, the date of Jaeger’s death, (b) if Jaeger’s employment is terminated as a result of Jaeger’s Disability, the date Notice of Termination is delivered to Consultant and Jaeger, (c) if Consultant terminates this Agreement, the earlier of sixty (60) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 11 or the date Consultant and Jaeger cease actively working for the Company, and (d) if Jaeger’s employment is terminated for any other reason, then ten (10) days following the date on which a Notice of Termination is delivered pursuant to Paragraph 11.

6.             Effects on Compensation upon Disability or Termination of Employment.

(a)           Disability. During any period that Jaeger fails to perform the Consultant’s Duties under this Agreement as a result of a Disability, the Company shall nonetheless continue to pay the Consultant and Jaeger under Section 4 until the Date of Termination.

(b)           Termination.  If Jaeger’s employment terminates for any other reason, except for termination of Jaeger by the Company without Cause then the Company shall pay Consultant and Jaeger its compensation under Section through the Date of Termination.  If Jaeger is terminated by the Company without Cause, the Company shall pay compensation and other benefits to Jaeger and Consultant for a period of six (6) months after the Date of Termination under Section 4 hereunder.

7.             Nondisclosure Covenants. During the term of this Agreement, Consultant and its officers, directors, managers, members, employees and owners, including, without limitation Jaeger (collectively, a “Consultant Party”), shall have access to and become familiar with various trade secrets and other sensitive information of the Company or its affiliates consisting of, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, customers, pricing techniques, customer lists, technical data, know-how, market reports, consumer investigations, methods of doing business and other confidential information (collectively, the “Confidential Information”), which are owned by the Company or its affiliates and regularly used in the operation of its business.  Each Consultant Party acknowledges and agrees that all Confidential

Information is and shall remain the property of the Company or its affiliates, as the case may be.  Each Consultant Party further agrees that he shall not use in any way or disclose any of the Confidential Information, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the performance of the Duties or to the extent such Confidential Information is publicly known (except as a result of either’s own actions).  All files, records, documents, information, data, and similar items relating to the business of the Company or its affiliates, whether prepared by a Consultant Party or otherwise coming into its possession, shall remain the exclusive property of the Company or its affiliates, as the case may be, and shall not be removed from the premises of the Company or its affiliates under any circumstances without the prior written consent of the Managers of the Company (except in the ordinary course of business during Consultant’s period of active employment under this Agreement), and in any event shall be promptly delivered to the Company (without a Consultant Party retaining any copies) upon termination of this Agreement.

8.             Noncompetition Covenant.  Without the prior written consent of the Company, no Consultant Party, during the term of this Agreement and for two (2) years thereafter, directly or indirectly, as a director, officer, agent, employee, consultant, or independent contractor, or in any other individual or representative capacity, may (i) invest in (other than investments in publicly-owned companies which constitute not more than one percent (1%) of the outstanding securities of any such company) or engage in any business or activity that is competitive with the business of the Company or its affiliates, (ii) accept employment with or render services to a competitor of the Company or its affiliates, or (iii) take any action inconsistent with the fiduciary relationship of an employee to his employer.  As used in this Agreement, (i) “affiliates” shall mean persons or entities that, directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company or its affiliates, and shall specifically include all subsidiaries of the Company, (ii) “competitive” shall mean the subject action or activity is the same or similar action, duty, function, product, service or activity provided by the Company or an affiliate, and it involves a client, customer or identified potential customer of the Company or an affiliate of either as of the date this Agreement terminates, and (iii) “competitor” shall mean the subject person or entity engages in activity which is the same or similar to the services or activities provided by the Company or an affiliate, to its customers, and such activity is directed at, or involves a client, customer or identified potential customer of the Company or an affiliate of either as of the date this Agreement terminates.

9.             Covenant Not to Hire.  During the term of this Agreement and for a period of two (2) years after its termination for any reason whatsoever, no Consultant Party shall, on his own behalf or on behalf of any other person, partnership, association, limited liability company, corporation, or other entity, hire, or solicit any employee of the Company or its affiliates, or in any manner attempt to influence or induce any employee of the Company or its affiliates, to leave the employment of the Company or its affiliates, nor shall any Consultant party use or disclose to any person, partnership, association, limited liability company, corporation, or other entity any information obtained while an employee of the Company concerning the names and addresses of the employees of the Company or its affiliate.

10.           Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.           Notice.  All notices, demands, requests or other communications that may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, telegram or facsimile transmission addressed as set forth on the signature pages hereof. Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a facsimile transmission) the answer back being deemed conclusive evidence of such delivery or at such time as delivery is refused by the addressee upon presentation.

12.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or amended unless such waiver, modification or amendment is agreed to in writing and signed by Consultant and such officer as may be specifically designated by the Board, and such provisions shall be modified, waived or amended only to the extent set forth in such writing.

13.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.           Arbitration.  Any dispute arising from this Agreement shall be settled by arbitration in accordance with the commercial rules then in effect of the American Arbitration Association, except as modified in this Paragraph 15 and, except that the arbitrator(s) shall be selected in accordance with the following procedure: such dispute shall be referred to and decided by a single arbitrator if the parties can agree upon one within thirty (30) days after either of the parties shall notify the other that it wishes to avail itself of the provisions of this Paragraph 15; otherwise, such dispute shall be referred to and decided by three arbitrators, one to be appointed by the Company and one to be appointed by Consultant, each such appointment to be made within twenty (20) days after the expiration of the thirty (30) day period referred to above, and the third arbitrator to be appointed by the first two arbitrators within thirty (30) days after the expiration of such twenty (20) day period. If the first two arbitrators cannot reach agreement on the third arbitrator within said thirty (30) day period, the third arbitrator shall be an impartial arbitrator appointed by the President of the American Arbitration Association within twenty (20) days after the expiration of said thirty (30) day period.  Hearings of the arbitrator(s)

shall be held in Dallas, Texas, unless the parties agree otherwise.  The presentations of the parties in the arbitration proceeding shall be commenced and completed within sixty (60) days after selection of the arbitration panel, and the arbitration panel shall render its decision in writing within thirty (30) days after completion of such presentations. Any decision concurred in by any two (2) of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the State of Texas. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be paid as determined by such arbitrator(s), and all costs and expenses of experts, witnesses and other persons retained by the parties shall be borne by them respectively.

16.           General Creditor.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust relationship between the Company and Consultant or any other person. To the extent that Consultant acquires a right to receive payments under this Agreement, such rights shall be no greater than the right of any general unsecured creditor of the Company.

17.           No Assignment.  The right of Consultant or any other person to the payment of amounts or other benefits under this Agreement shall not be assigned, alienated, hypothecated, placed in trust, disposed of, transferred, pledged or encumbered (except by will or by the laws of descent and distribution), and, to the extent permitted by law, no such amount or payment shall in any way be subject to any legal process to subject the same to the payments of any claim against Consultant or any other person.

18.           Taxes.  The Company will have the right to withhold from any transfer or payment made to Consultant or to any other person hereunder, whether such payment is to be made in cash or other property, all applicable federal, state, city or other taxes or foreign taxes as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling.  Notwithstanding the foregoing, Consultant shall be solely responsible for the payment of all employment taxes of each Consultant Party.  Consultant hereby indemnifies and agrees to hold harmless each officer and director of the Company for any employment taxes of, or attributable to, any Consultant Party.

19.           Injunctive Relief.  Notwithstanding the provisions of Paragraph 15 if there is a breach or threatened breach by Consultant of the provisions of this Agreement, the Company shall be entitled to an injunction to prevent irreparable injury to the Company

20.           Integration.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and all other written or oral agreements relating to the subject matter hereof are hereby superseded.

21.           Governing Law.  The terms and provisions of this Agreement, including without limitation the provisions for arbitration under Paragraph 15, shall be construed in accordance with, and governed by, the laws of the State of Texas.

22.           Survival.  Notwithstanding the termination of this Agreement or Consultant’s termination of employment, the provisions of Paragraphs 7 through 13 and Paragraph 15 through 17 shall survive and continue in full force and effect in accordance with its terms.

23.           Personal Guarantee.  Jaeger hereby personally guarantees the complete, professional and satisfactory performance of the Consultant under this Agreement.

24.           Independent Contractor.  The Consultant and the Company agree that the Consultant is serving as an independent contractor to the Company, and not as its employee.  The Consultant shall not have any authority to act on behalf of, or to bind the Company without its written consent.

25.           Indemnification.  The Company shall indemnify Consultant and Jaeger against, and reimburse and advance to Consultant and Jaeger for, all liabilities, costs and expenses incurred in connection with their performance as a director, officer or consultant under this Agreement and any actions taken or omitted in such capacity as a director, officer or consultant under this Agreement to the greatest extent permitted under the Texas Business Corporation Act and other applicable laws at the time of such indemnification, reimbursement or advance payment.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the 14th day of April, 2007.

CONSULTANT:

THE FAIRMOUNT COMPANY
a District of Columbia corporation

By:	/s/ John T. Jaeger, Jr.
Name:	John T. Jaeger, Jr.
Its:	President

JAEGER:

/s/ John T. Jaeger, Jr.
John T. (Corky) Jaeger, Jr.

COMPANY:

PLATINUM RESEARCH ORGANIZATION, INC.
a Delaware corporation

By:	/s/ Thomas G. Plaskett
Name:	Thomas G. Plaskett
Its:	Chairman

Acknowledged and Agreed:
PLATINUM RESEARCH ORGANIZATION, L.P.

By:	/s/ John T. Jaeger, Jr.
Name:	John T. Jaeger, Jr.
Title:	President and CEO

PLATINUM IP MANAGEMENT, INC.

By:	/s/ John T. Jaeger, Jr.
Name:	John T. Jaeger, Jr.
Title:	President and CEO